Exhibit 6.3

EXECUTIVE EMPLOYMENT AGREEMENT

Landmark Bank National Association

This Agreement is made and entered into as of the date last below written by and between Landmark Bank National Association, a national bank (“Bank”), and

Sabrina B. McDonnell

(“Employee”), whose current residence address is set forth in Schedule 1 attached hereto.

WHEREAS, Bank is a national bank principally engaged in the business of operating banks and providing financial services and products; and

WHEREAS, Bank and Employee desire to establish or continue an employment relationship on certain terms and conditions to which they have agreed; and

WHEREAS, the parties desire to reduce their understandings concerning their employment relationship to this writing;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises herein contained, the adequacy of which is hereby acknowledged, Bank and Employee hereby agree as follows.

1. Purpose and Employment

The purpose of this Agreement is to define the relationship between Bank as an employer and Employee as an employee of Bank. Bank hereby employs Employee, and Employee hereby accepts employment by Bank upon all of the terms and conditions herein set forth.

2. Duties and Position

Employee shall serve in the position and shall have the functions set forth in Schedule 1 attached hereto. However, Bank shall have the right to make such changes as it determines are appropriate with respect to Employee’s position and/or functions from time to time during the term of this Agreement.

In serving as an executive of Bank, Employee’s performance in that capacity shall be subject to review by the Board of Directors as well as by such other persons to whom Employee may report. If Employee is serving at any time as an officer of Bank and for any reason Employee shall be removed as an officer by the Board of Directors, such removal shall be without prejudice to Employee’s contractual rights under this Agreement.

In the event that Employee shall from time to time serve Bank as a director or shall serve in any other office during the term of this Agreement, Employee shall serve in such capacity or capacities without further compensation, except to the extent determined otherwise by the Board of Directors of Bank.

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Employee shall devote Employee’s entire working time, attention, and energies to the business of Bank, and shall not during the term of this Agreement be unreasonably engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing Employee from investing Employee’s assets in such form or manner as will not require any services on the part of Employee in the operation or affairs of the entities in which such investments are made or from engaging in such civic, charitable, or political activities as do not interfere with the performance of Employee’s duties hereunder.

Employee agrees to abide by Bank’s policies and procedures, including amendments to such policies and procedures, adopted by Bank from time to time. Employee further agrees to abide by the Articles of Incorporation and By-Laws of Bank and such reasonable rules and regulations as are adopted from time to time by the Board of Directors of Bank. All of such Articles, By-Laws, rules, and regulations are hereby incorporated herein by reference and are made a part of this Agreement.

3. Term of Employment

The term of Employee’s employment under this Agreement shall commence on the Effective Date set forth in Schedule 1 attached hereto, and shall continue for a period of one year (“Initial Term”), unless sooner terminated in accordance with the terms of this Agreement. Thereafter, this Agreement shall be renewed for successive additional one-year terms (“Renewal Terms”) on the same terms and conditions set forth herein, unless and until terminated in accordance with the terms of this Agreement.

4. Compensation

For all services to be rendered by Employee in any capacity hereunder, including any services as an officer and/or member of Bank’s Board of Directors, Employee shall be entitled to receive “Regular Compensation” in an amount determined in accordance with the provisions of Schedule 2 attached hereto. If a change in Regular Compensation is entered on Schedule 4 attached hereto and duly signed by the proper officers of Bank and by Employee, said entry shall constitute an amendment to this Agreement as of the date of said entry and, as of the Effective Date of Adjustment entered on said Schedule 4, shall supersede the Regular Compensation provided for above and any other change or changes in such Regular Compensation previously entered on said Schedule 4.

Regular Compensation shall be paid to Employee in monthly or such other installments as are consistent with Bank’s payroll policies for executive employees. In the event that Employee is employed pursuant to this Agreement for only a portion of any particular month, the amount of Employee’s Regular Compensation for that month shall be prorated on the basis of the actual number of days during such month that Employee’s employment under this Agreement was in effect.

Employee shall also be entitled to receive such Additional Compensation, if any, as may be provided for on Schedule 2 upon fulfilling the requirements therefor.

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All payments of Regular and any Additional Compensation shall be less such amounts as are required to be withheld by law.

5. Bonus Compensation Programs

In addition to the Regular Compensation otherwise provided for herein, Employee shall be eligible to receive “Bonus Compensation” in such amounts, if any, as are determined in accordance with the provisions of Schedule 2 attached hereto. All bonuses payable to Employee shall be less such amounts as are required to be withheld by law.

6. Discretionary Bonuses

The Board of Directors of Bank may from time to time authorize payment to Employee of discretionary bonuses, but nothing in this Agreement shall be construed to entitle Employee to receive any discretionary bonuses that have not been formally declared. All discretionary bonuses payable to Employee shall be paid within two and one-half months after the end of the year to which they pertain and shall be less such amounts as are required to be withheld by law.

7. Fringe Benefits

During Employee’s employment by Bank pursuant to this Agreement, Employee shall receive the “Fringe Benefits” specified in Schedule 3 attached hereto upon meeting eligibility requirements and subject to all rules and regulations adopted by Bank with respect to such benefits. Bank reserves the right to amend or terminate any fringe benefit program at any time and from time to time; and any such amendment or termination shall apply to Employee and shall affect the Fringe Benefits described in Schedule 3 hereto if such amendment or termination applies to other, similarly situated executives of Bank. Further, Bank may furnish such other benefits to Employee as Bank may determine from time to time within its sole discretion to be in the best interests of Bank and Employee.

8. Working and Professional Facilities

Employee shall be provided with an office, books, and technical assistance, and such other facilities, equipment, supplies, and services as are suitable to Employee’s position and adequate for the performance of Employee’s duties. Bank shall pay Employee’s dues for membership in appropriate industry-related organizations, and such other organizations as may be determined by the Board of Directors to be in the best interests of Bank.

In the event that Employee shall furnish any books, office, equipment, or other property for Employee’s use or use by Bank which are not reimbursed or paid for by Bank, the same shall remain Employee’s individual property.

9. Business Expenses

Throughout the term of Employee’s employment hereunder, Bank shall reimburse Employee for all reasonable and necessary travel, entertainment, and other business expenses which may be incurred in direct connection with the performance of Employee’s duties in accordance with reasonable policies adopted from time to time by Bank concerning expense reimbursement for employees.

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Such expenses as are authorized for payment or reimbursement shall be paid for by Bank or reimbursed to Employee upon presentation to Bank of an itemized expense statement with respect thereto that is in conformance with Bank policies and procedures.

10. Meetings and Seminars

Employee is encouraged and is expected to attend educational seminars, professional meetings, trade shows, and conventions, and to freely participate in organized activities in Employee’s field, all in accordance with reasonable policies adopted from time to time by Bank. Reasonable and necessary costs of travel, tuition or registration, food, and lodging incurred in connection with attending such authorized activities shall be paid for by Bank.

11. Vacations, Holidays

Employee shall be eligible for vacation with pay during each fiscal year of Bank in accordance with Schedule 3 and reasonable policies adopted from time to time by Bank; provided, however, that such vacation shall be taken by Employee at such time or times as do not conflict so far as reasonably practicable with Employee’s duties and responsibilities hereunder. Notwithstanding any Bank policies to the contrary, all accrued, unused vacation time shall be paid out upon Employee’s termination of employment for any reason. Employee shall also be eligible for such holidays as are generally provided for Bank’s executive employees.

12. Sick Leave

Employee shall be eligible for a reasonable number of sick leave days with full pay during each year of this Agreement. Bank shall determine what is a reasonable number of days, and in doing so, shall take into account previous periods of disability, the number of sick leave days taken in the current year and preceding years, and other factors that are deemed pertinent.

13. Disability

Should Employee commence a Disability, as herein defined, for the period commencing on the sixth day of Employee’s Disability and ending on the 180th day of such Disability (the “Disability Period”), Employee will be paid the lesser of 60 percent of the cash portion of Employee’s Regular Compensation per week or $2,500.00 per week. The foregoing notwithstanding, in the event Employee, as a result of Employee’s Disability, is entitled to payments under any short-term disability insurance provided by Bank during all or any portion of the Disability Period, Bank will provide payment under this Agreement only to the extent the short-term disability insurance payments do not pay Employee the lesser of 60 percent of the cash portion of Employee’s Regular Compensation per week or $2,500.00 per week. All payments made pursuant to this Section entitled “Disability” shall be less such amounts as are required to be withheld by law.

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Should Employee’s Disability continue beyond 180 days, Employee’s employment hereunder shall automatically terminate and Bank shall have no further obligations to Employee except as may be expressly provided for elsewhere herein. After any such Termination of Employment, Employee may apply for such benefits for which Employee is eligible and qualifies under any disability insurance plan or policy maintained by Bank.

Employee shall be deemed to have a “Disability” if (a) Employee is unable to perform the essential functions of his or her employment position, with or without reasonable accommodation or (b) Employee cannot perform the essential functions of Employee’s employment position without an accommodation that would be an undue hardship for Bank to provide, in either case by reason of physical or mental impairment (temporary or permanent).

14. Termination of Employment

The phrase “Termination of Employment” shall mean that Employee has incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations thereunder. In this regard, a Termination of Employment will occur when Employee’s services to Bank (and any related entity which is a service recipient within the meaning of Section 409A) have permanently decreased to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

Bank may terminate Employee’s employment at any time immediately upon written notice for Cause. As used herein, “Cause” shall mean:

i.	Failure of Employee to substantially perform his or her employment duties (other than by reason of Disability) after written notice thereof and, if such failure is amenable to cure within a reasonable period of time of not exceeding 30 days, after Employee has had such reasonable period of time to cure such failure; or

ii.	Employee has engaged in conduct that is or will likely be materially damaging or materially detrimental to Bank or any related entity; or

iii.	Employee has acted with personal dishonesty in connection with the performance of his or her duties as an employee of Bank or breached his or her fiduciary duty to Bank or any related entity; or

iv.	Employee has willfully violated any law, rule, or regulation (other than routine traffic violations or similar offenses), which is or will likely be materially damaging or materially detrimental to Bank or any related entity; or

v.	Employee has illegal substances in Employee’s system, is impaired by alcohol, or uses prescription medications in a manner other than that for which they are prescribed, while engaged in the performance of Employee’s duties for Bank or any related entity; or

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vi.	Employee loses or has suspended any licenses or bonding required to perform Employee’s duties under this Agreement, or Employee is subject to disciplinary action by federal or state banking industry regulators; or

vii.	Employee is convicted, or enters a plea of guilty or no contest to, a felony or to any other crime involving moral turpitude or engages in actions which subject him or her to discipline by banking industry regulators.

For purposes of defining Cause, no act or failure to act of Employee shall be considered “willful” unless it was done, or omitted to be done, by Employee not in good faith or without reasonable belief that the act or omission was in the best interest of Bank.

In the event of any such Termination of Employment for Cause by Bank, Bank shall be obligated only to: (i) continue to pay Employee the Regular Compensation due Employee under this Agreement up to the termination date stated in said written notice so long as Employee continues to be ready, willing, and able to perform all of Employee’s duties in accordance with this Agreement; (ii) pay Employee Bonus Compensation earned but unpaid as of the date of written notice by Bank terminating Employee’s employment for Cause; (iii) pay Employee all accrued, unused vacation time as of the termination date; and (iv) pay Employee any unpaid discretionary bonus authorized or declared by Bank’s Board of Directors on or prior to the date of written notice by Bank terminating Employee’s employment for Cause.

In the event Bank terminates Employee’s employment other than for Cause, which Bank may do at any time by giving at least 30 days prior written notice to Employee, and other than as the result of Employee’s death or Disability, Employee shall then be eligible to receive, subject to applicable withholding and in lieu of any other amounts or benefits that would or may accrue hereunder absent such Termination of Employment: (i) Employee’s theretofore unpaid Regular Compensation up to the termination date stated in said written notice so long as Employee continues to be ready, willing, and able to perform all of Employee’s duties in accordance with this Agreement; (ii) amounts of Bonus Compensation theretofore earned but unpaid; (iii) all accrued, unused vacation time as of the termination date; and (iv) any declared but unpaid discretionary bonus for periods prior to the effective date of Termination of Employment; plus, so long as employee meets the conditions set forth below, (v) Severance Pay in such amount and pursuant to such payment schedule as are specified in Schedule 2 attached hereto.

Notwithstanding any other provisions of this Agreement, Termination of Employment for any reason after Employee has attained Bank’s normal retirement age of 65 shall not require the payment of any Severance Pay or Change in Control Compensation.

Employee may voluntarily terminate Employee’s employment pursuant to this Agreement upon the conditions and with the notices set forth below:

•	Without cause and at any time by giving at least 30 days prior written notice to Bank of Employee’s intention to terminate this Agreement.

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•	In the event of a Change in Control (as herein defined) after which, within two years, Employee experiences a material diminution in Employee’s base compensation or in Employee’s authority, duties, or responsibilities. Employee must provide notice to Bank of the existence of any such condition within 90 days after the initial existence of the condition; and if Bank shall remedy the condition about which notice is given within 30 days after receipt of notice from Employee, the condition shall be deemed cured and deemed not to have existed for purposes of this Agreement.

In the event of a voluntary Termination of Employment by Employee, Bank shall continue to pay Employee the Regular Compensation due Employee under this Agreement up to the termination date stated in Employee’s written notice so long as Employee continues to perform all of Employee’s duties in accordance with the terms of this Agreement and so long as there is no earlier termination date under any notice given by Bank. Bank shall in such event also pay Employee: (i) any Bonus Compensation amounts earned but unpaid; (ii) all accrued, unused vacation time as of the termination date; and (iii) any unpaid discretionary bonus declared by Bank’s Board of Directors on or prior to the date of written notice by Employee terminating his employment. In the event of voluntary Termination of Employment by Employee following a Change in Control after which within two years Employee experiences a material diminution in Employee’s base compensation, or in Employee’s authority, duties, or responsibilities, and Bank does not remedy the condition after receiving notice from Employee, Employee shall also receive the Change in Control Compensation specified in Schedule 2.

A “Change in Control” shall be deemed to have occurred if, after the date hereof: (i) Marquis C. Landrum, the descendants of Marquis C. Landrum, and persons and entities who are affiliates of Marquis C. Landrum or his descendants cease to collectively be the beneficial owners, directly or indirectly, of securities of Bank representing 50 percent or more of the combined voting power of Bank’s then outstanding voting securities; or (ii) the shareholders of Bank approve a plan of complete liquidation of Bank or an agreement for the sale or disposition by Bank of all or substantially all of Bank’s assets to an unrelated third party.

As used herein, an “affiliate” of a party is any person or entity (i) controlling, (ii) controlled by, or (iii) under common control with such party, any person serving such party as an employee, independent contractor, advisor, or consultant, or the estate or trust of a deceased or disabled person.

As used herein, “beneficial owner” means any person (i) who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power, which includes the power to vote or direct the voting of, voting securities of Bank; and/or (ii) who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares investment power, which includes the power to dispose or direct the disposition of, voting securities of Bank; and/or (iii) for whose sole or shared benefit such voting securities are held in trust or in another fiduciary capacity. All voting securities of Bank, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating a person’s beneficial ownership. Moreover, a person shall be deemed to be the beneficial owner of voting securities of Bank if that person has the right to acquire beneficial

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ownership of such voting securities within 60 days after the date on which such person’s beneficial ownership of voting securities is being determined, including but not limited to any right to acquire: (a) through the exercise of any option, warrant, or right; (b) through the conversion of a security; (c) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account, or similar arrangement; provided, however, any person who acquires a security, power, or right set forth above with the purpose or effect of causing a Change in Control or of influencing the control of Bank, or in connection with or as a participant in any transaction having such purpose or effect shall be deemed, immediately upon acquisition of such security, power, or right, to be the beneficial owner of such of the voting securities of Bank which may be acquired through the exercise or conversion of such security, power, or right. Any voting securities of Bank which are subject to such options, warrants, rights, or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding voting securities of Bank of which such person is the beneficial owner.

As used herein, “voting securities” means shares of stock or other securities which entitle the holder to vote in the election of directors of Bank.

In the event of Employee’s Termination of Employment either (i) by Bank without Cause prior to Employee’s attainment of age 65; or (ii) by Employee after a Change in Control after which Employee experiences a material diminution in Employee’s base compensation, or in Employee’s authority, duties, or responsibilities, and Bank does not remedy the condition after receiving notice from Employee, then in such event, Bank will pay to Employee, in the manner specified below, an amount equal to the difference between (A) what employee would have received under the Company’s Amended and Restated Equity Participation Plan, had Employee been fully vested at the time of Termination of Employment, less (B) the amount Employee is actually entitled to receive under the provisions of the Amended and Restated Equity Participation Plan, to the extent such amount does not exceed 50 percent of the aggregate Cash Compensation paid by Bank to Employee during the 12 full calendar months prior to Employee’s Termination of Employment. Such payment will be made in 36 semi-monthly payments (such that the payments are made over an 18 month period), paid in accordance with Bank’s normal payroll procedures, and commencing within 60 days of the date of Employee’s Termination of Employment.

Further, as a condition of receiving the Severance Pay or Change in Control Compensation, Employee will be required to execute a standard release agreement in a form acceptable to Bank.

Following any notice of Termination of Employment (whether by Bank or voluntarily by Employee), Employee shall fully cooperate with Bank in all matters relating to the winding up of Employee’s pending work on behalf of Bank and the orderly transfer of any such pending work to such other employees of Bank as may be designated by the Board of Directors of Bank; and to that end Bank shall be entitled to such full-time or part-time services of Employee as Bank may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such Termination of Employment. In the event that Employee shall terminate Employee’s employment voluntarily, the period referred to in the preceding sentence shall be 30 days.

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Employee’s employment hereunder shall terminate automatically upon the death of Employee. Employee’s employment hereunder shall terminate in the manner provided in that Section hereof titled “Disability” in the event that Employee shall have a Disability and the conditions set forth in said Section occur. In the event Employee’s employment is terminated by reason of Employee’s death or Disability, Employee’s estate or Employee (as the case may be) shall be eligible to receive: (i) any unpaid Regular Compensation that is due; (ii) all accrued, unused vacation time as of the termination date; (iii) amounts of Bonus Compensation earned but unpaid; and (iv) any unpaid discretionary bonus authorized or declared by Bank’s Board of Directors on or prior to the date of such Termination of Employment.

This Agreement may also be terminated by the mutual written agreement of the parties hereto upon such terms and conditions as they then establish.

After any Termination of Employment hereunder, all compensation and amounts due to Employee with respect to work performed or expenses incurred prior to the date of Termination of Employment shall be reconciled with amounts due to Bank from Employee. Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him. The parties shall proceed expeditiously to accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined.

15. Files and Records

All files, records, documents, reports, and so forth (including all copies thereof) concerning customers of Bank, including, without limitation, customers solicited or served by Employee during the term of this Agreement, as well as all other business, computer, and other records (whether on paper or other media) shall belong to and remain the property of Bank. Employee shall follow all lawful Bank policies and procedures regarding making, maintaining, altering, or destroying records.

16. Confidentiality, Noncompetition, and Nonsolicitation Agreement

Employee acknowledges and agrees that Employee and Bank have entered into a separate Confidentiality, Noncompetition, and Nonsolicitation Agreement dated October 3, 2002 (“Noncompetition Agreement”), the terms of which shall control with respect to the subject matter thereof.

17. Other Agreements between Bank and Employee

Such other arrangements, understandings, covenants, and promises as may exist between Bank and Employee as of the time this Agreement is entered into, if any, are described herein or set forth in Schedule 5 attached hereto.

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18. Actual Default

In the event either party believes that the other party has failed to fulfill any of his or its obligations under this Agreement, the party aggrieved by such default shall give the other party written notice of such default specifying the nature thereof; provided, however, that this Section shall not be applicable in the case of any act or omission giving rise to a right on the part of Bank or Employee to terminate Employee’s employment under that Section hereof entitled “Termination of Employment” except where such right is specifically dependent on the existence of an Actual Default. If within 30 days after the giving of such notice, the alleged defaulting party has failed or refused to remedy such default, the party aggrieved by such alleged default may by notice in writing declare the alleged defaulting party to be in “Actual Default” of this Agreement and proceed in the manner otherwise provided for herein. The provisions of this Section are intended to provide a means whereby the party alleged to be in default under this Agreement will have an opportunity to cure any such alleged default before the aggrieved party shall be entitled to attempt to terminate this Agreement. The giving of such notice and the expiration of the 30-day period provided for herein shall not, however, prevent the alleged defaulting party from establishing that no default did in fact exist.

19. Binding Arbitration, Enforcement, Costs, Expenses, Jurisdiction

Except as otherwise provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, which arbitration shall be conducted in Columbia, Missouri, and the parties hereby agree to be bound by the results thereof. Each party shall promptly choose one arbitrator and a third arbitrator shall be chosen by the two arbitrators so chosen by the parties. A judgment upon any award rendered by a majority opinion of the arbitrators so chosen may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing, Employee specifically agrees that Bank shall be entitled to obtain specific performance and/or other appropriate equitable relief and may sue in any court of competent jurisdiction to enjoin any breach, threatened or actual, of the covenants and promises contained in the Noncompetition Agreement by and between Bank and Employee; and that, in connection with any such litigation, Bank may also sue to obtain damages for default under or breach of the provisions thereof—all without first initiating arbitration pursuant to this Section.

In order to induce Bank to employ or to continue to employ Employee, and in recognition that this Agreement was made and entered into in the State of Missouri, and that substantially all services to be rendered hereunder will be performed in the State of Missouri, Employee hereby agrees and consents with respect to any action brought pursuant to this Agreement as follows:

•	All such litigation shall be subject to the jurisdiction of any state or federal courts located in the State of Missouri as Bank and/or its successors and assigns designate, and in the absence of such designation, the situs of jurisdiction and venue shall be in any state court located in Boone County, Missouri or in the federal court for the Western District of Missouri.

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•	Any of the foregoing courts shall have personal jurisdiction over Employee and jurisdiction over matters arising out of this Agreement, except with respect to proceedings to which the arbitration provisions contained herein shall apply.

•	If Employee is not then present in Missouri, Bank and/or its successors and assigns may obtain service of process pursuant to Missouri Supreme Court Rule 54.14 or any other rule or statute governing service of process outside the State of Missouri.

If either party shall commence a proceeding (whether in arbitration or in court) against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys’ fees.

20. Notices

For purposes of this Agreement, notices, demands and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) when mailed by United States registered mail, return receipt requested, postage paid, addressed: if to Employee, at Employee’s current residence address as shown in Schedule 1, or such other address as Employee shall direct by written notice; and, if to Bank, at Bank’s principal offices.

21. General Provisions

Except for the Noncompetition Agreement and any other agreement described in Schedule 5 hereto, the terms of which shall control the subject matter thereof, this Agreement is the entire and only agreement between Bank and Employee concerning the subject matter hereof and supersedes any and all prior understandings or arrangements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Employee and Bank. No waiver by either party hereto of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No actions or positions taken by Bank with respect to any other employment agreement or situation shall serve as precedent under this Agreement; rather the rights of the parties shall be determined solely by reference to this Agreement and generally applicable legal principles.

Employee represents and warrants that the contents of any resume, employment application, or other item furnished by Employee to Bank in connection with the original or continued employment of Employee are true and correct in all material respects. It is understood that, consistent with Bank policy, breach of the foregoing constitutes grounds for Termination of Employment for Cause.

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All of those provisions of this Agreement that require performance by either party following Termination of Employment hereunder shall survive any termination of this Agreement.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri relating to contracts executed only by persons residing in Missouri or entities formed under Missouri law and to be performed entirely in Missouri.

The invalidity or unenforceability, in whole or in part, of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, if any part hereof is found to be partially enforceable, then it shall be enforced to the fullest extent permitted by law. A court with jurisdiction over the matters in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

As used herein the masculine gender includes the feminine gender.

The headings of each section herein are for convenience only and shall have no significance in the interpretation of this Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one instrument.

Signature page follows.

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IN WITNESS WHEREOF, Bank has caused this Agreement to be executed by its duly authorized officers, and Employee has executed this Agreement, all as of the 21 day of March, 2012.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

BANK:

LANDMARK BANK NATIONAL ASSOCIATION

By:	/s/ Mark C. Landrum
Title:	Chairman

ATTEST:

By:	/s/ John Landrum
Title:	Vice Chairman

By:	/s/ David L. Nimmo
Title:	Chairman Comp Committee

EMPLOYEE:

/s/ Sabrina B. McDonnell
Sabrina B. McDonnell

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SCHEDULE 1

This constitutes Schedule 1 to an Executive Employment Agreement (the “Agreement”) between Landmark Bank National Association, a national bank (“Bank”), and

Sabrina B. McDonnell (“Employee”).

The current residence address of Employee is:

3100 Greenbriar Drive

Columbia, Missouri 65203

The title of Employee’s position as of the Effective Date shall be:

Executive Vice President – Chief Administrative Executive

In that position, Employee’s job functions shall include the following:

Responsible for planning, directing, and overseeing policies and initiatives related to the staff and services of the shared aspects of the Bank. Ensures that the staff and services of those shared aspects of the Bank are well organized and conducive to the development, progress, and achievement of the objectives of the organization. Plans, directs, examines, analyzes and evaluates department operations for Landmark Shared Services, including Operations, Product Development, Marketing, Information Services, Risk Management and Human Resources, serving all regions and banking locations.

Accept such other and further responsibilities as may be suggested by the Landmark CEO and agreed.

The Effective Date of the Agreement shall be March 21, 2012.

INITIALS:	Bank

Employee

Executive Employment Agreement	Schedule 1
Sabrina B. McDonnell

SCHEDULE 2

This constitutes Schedule 2 to an Executive Employment Agreement (the “Agreement”) between Landmark Bank National Association, a national bank (“Bank”), and

Sabrina B. McDonnell (“Employee”).

Compensation

The Regular Compensation to be paid to Employee on an annual basis shall consist of “Cash Compensation” and on the basis defined below certain “Additional Compensation” and shall be as follows:

Cash Compensation:	$157,500.00
Additional Compensation:	none

Bonus Compensation Program(s)

Employee shall be entitled to receive “Bonus Compensation” in accordance with such bonus compensation program(s) as may be in effect from time to time with respect to similarly situated executive employees of Bank and for which the Board of Directors of Bank has designated Employee as a participant. An example of the template for the Executive Bonus Program that is in effect as of the date of this Agreement is attached hereto as Exhibit A. It is understood and agreed that the Board of Directors of Bank has the continuing right to amend or terminate any existing bonus program and to adopt new bonus programs, and that any such amendment or adoption shall apply to Employee so long as the amendment or newly adopted program applies generally to substantially all executive employees of Bank.

Severance Pay

In the event Employee’s employment is terminated by Bank other than for Cause and other than as a result of Employee’s death or Disability, the “Severance Pay” payable to Employee shall be as follows:

Thirty-six semi-monthly payments (such that said payments will be made over an 18 month period), paid in accordance with Bank’s normal payroll procedures, each in an amount equal to one-twenty-fourth (1/24) of the aggregate Cash Compensation paid by Bank to Employee during the 12 full calendar months prior to the Employee’s Termination of Employment with Bank. Employee shall also be entitled to (i) continuation of the same form of coverage (e.g., Employee only, Employee and spouse, family, etc.) as in effect on Employee’s termination date for health, dental, and life insurance until Employee is eligible for full Medicare

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coverage,* (ii) transfer of title of company car used by Employee at the time of Termination of Employment to from Bank to Employee, and (iii) 18 months continuation of the following benefits set forth in Schedule 3: membership in the Country Club of Missouri.

Change in Control Compensation

In the event of a voluntary Termination of Employment by Employee following a Change in Control after which within two years Employee experiences a material diminution in Employee’s base compensation, or in Employee’s authority, duties, or responsibilities, and Bank does not remedy the condition after receiving notice from Employee as set forth in the Section titled “Termination of Employment,” Employee shall receive the following “Change in Control Compensation”:

Thirty-six semi-monthly payments (such that said payments will be made over an 18 month period), paid in accordance with Bank’s normal payroll procedures, each in an amount equal to one-twenty-fourth (1/24) of the aggregate Cash Compensation paid by Bank to Employee during the twelve (12) full calendar months prior to the Employee’s Termination of Employment with Bank. Employee shall also be entitled to (i) continuation of the same form of coverage (e.g., Employee only, Employee and spouse, family, etc.) as in effect on Employee’s termination date for health, dental, and life insurance until Employee is eligible for full Medicare coverage,* (ii) transfer of title of company car to from Bank to Employee, and (iii) eighteen (18) months continuation of the following benefits set forth in Schedule 3: membership in the Country Club of Missouri.

INITIALS:	Bank

Employee

*	If Employee does not qualify for continuing coverage under existing policies of Bank, Bank may, at its election, reimburse Employee for costs of continuing such coverage under COBRA (if available), or obtain comparable coverage. If Employee becomes employed during the applicable period of continuation of health, dental, and life insurance coverages by an employer who offers comparable coverages, when Employee becomes eligible for such coverages, the continuing coverage or reimbursement of COBRA premiums provided herein shall cease. Employee shall promptly notify Bank of the name of Employee’s new employer upon acceptance of any subsequent employment and shall advise Bank as to whether and when such coverages are available.

Executive Employment Agreement	Schedule 2
Sabrina B. McDonnell

SCHEDULE 3

This constitutes Schedule 3 to an Executive Employment Agreement (the “Agreement”) between Landmark Bank National Association, a national bank (“Bank”), and

Sabrina B. McDonnell (“Employee”).

Subject to the provisions of the Agreement, during Employee’s employment by Bank under this Agreement, Employee shall be entitled to the following Fringe Benefits:

(a)	A company car (Employee must track personal mileage and recognize income on the value of personal usage);

(b)	A membership in the Country Club of Missouri (with dues paid by Bank);

(c)	A business expense account for business development;

(d)	Health, dental, and life insurance;

(e)	Participation in Bank’s Combined Benefit Plan (which has 401(k) and profit-sharing features) as amended from time to time and provided that Employee continues to meet the eligibility requirements of such Plan;

(f)	Participation in Bank’s Employee Stock Ownership Plan (ESOP) as amended from time to time and provided that Employee continues to meet the eligibility requirements of such Plan;

(g)	Participation in Bank’s Equity Participation Plan as amended from time to time and so long as the Plan continues to cover similarly situated employees of Bank;

(h)	Four weeks (160 hours) of vacation annually (of which up to two weeks may be carried over from one year to the next if unused);

(i)	Free bank services as offered to full-time bank employees;

(j)	Survivor Benefit Agreement (respecting bank-owned life insurance, if any, on the life of Employee); and

(k)	Any other fringe benefits that may be offered to similarly situated executive employees of Bank.

INITIALS:	Bank

Employee

Executive Employment Agreement	Schedule 3
Sabrina B. McDonnell

SCHEDULE 4

This constitutes Schedule 4 to an Executive Employment Agreement (the “Agreement”) between Landmark Bank National Association, a national bank (“Bank”), and

Sabrina B. McDonnell (“Employee’”).

Adjustments to Regular Compensation

Employee’s annual Regular Compensation shall be changed to the last such amount shown below as of the corresponding Effective Date of Adjustment.

Regular	Effective	Initials of
Compensation	Date of	Bank	Initials of
(Annual)	Adjustment	Officer	Employee

$177,000.00	3/03/2013

$193,000.00	3/02/2014

$198,000.00	9/28/2014

$232,000.00	3/01/2014

$240,120.00	02/28/2016

$255,120.00	7/17/2016

INITIALS:	Bank

Employee

Executive Employment Agreement	Schedule 4
Sabrina B. McDonnell

SCHEDULE 5

This constitutes Schedule 5 to an Executive Employment Agreement (the “Agreement”) between Landmark Bank National Association, a national bank (“Bank”), and

Sabrina B. McDonnell (“Employee”).

Determinations Under This Agreement

All determinations by Bank with respect to (i) whether any Termination of Employment was with or without Cause and/or (ii) the setting of Employee’s annual goals and objectives for the purposes of measuring Employee’s performance and determining Employee’s compensation shall be made by Bank’s Board of Directors.

Other Agreements between Bank and Employee

It is understood that, in addition to the Noncompetition Agreement mentioned in that Section of this Agreement titled “Confidentiality, Noncompetition, and Nondisclosure,” the terms of (i) Bank’s Equity Participation Plan and of (ii) the Survivor Benefit Agreement between Bank and Employee have provisions that pertain to the subjects of noncompetition and/or nonsolicitation and/or confidentiality. Those provisions shall continue to apply and operate in accordance with their terms, and shall not be deemed to have been modified or amended by this Agreement, except as set forth specifically below.

INITIALS:	Bank

Employee

Executive Employment Agreement	Schedule 5
Sabrina B. McDonnell

EXHIBIT A

THE LANDRUM COMPANY

2010 Executive Bonus Program

Sabrina McDonnell

COMPENSATION HISTORY:

	2005	2006	2007	2008	2009	Proposed 2010
Salary	$90,000	$100,000	$125,000	$130,000	$140,000	$150,000
Bonus	$18,141	$16,768	$30,000	$37,500	$37,000
Bonus as % of salary	20.2%	16.8%	24.0%	28.8%	26.4%
% salary increase	5.6%	11.1%	25.0%	4.0%	7.7%	7.1%

Overall Financial Plan Performance	Max Payout
125%-115.1%	36.0%
115%-105.1%	33.0%
105%-95.1%	30.0%
95%-85.1%	27.0%
Below 85%	24.0%

Executive Employment Agreement	Exhibit A
Sabrina B. McDonnell

Category	Max Bonus %	Achievement	Potential	Bonus Payout
I. Financial Performance:			40.0%	0.0%

II. Objectives:			35.0%	0.0%
III. Critical Job Dimensions (Subjective):			25.0%	0.0%
(Creativity, Innovation, Work Ethic, Management Ability)
Total Payout %			100.0%	0.0%
Current Year Salary (as of Dec 31)	$150,000

TOTAL PAYOUT				$0.00

Executive Employment Agreement	Exhibit A
Sabrina B. McDonnell